                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     November 3, 1999
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
  (Former name or former address, if changed since last report)

ITEM 5.  Other Events


KIMBALL INTERNATIONAL FINALIZES PURCHASE of JACKSON of DANVILLE

JASPER, IN (November 2, 1999) -- Kimball International, Inc. (NASDAQ: KBALB), today announced the completion of the purchase of Jackson of Danville headquartered in Danville, Kentucky. On October 19, 1999, Kimball announced the signing of a definitive agreement to purchase Jackson of Danville.

Jackson of Danville manufactures custom and in-line fully upholstered seating products and wood framed chairs marketed under the brand name "Health Wise" and "Jackson of Danville" for the hospitality and healthcare markets. Their manufacturing facilities are located in Danville and Greensburg, Kentucky.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by the Furniture and Cabinets Segment on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems and furniture components. The Electronic Contract Assemblies Segment is a global provider of design engineering, manufacturing, packaging and distribution of electronic assemblies, multi-chip modules and semiconductor components on a contract basis to customers in the transportation, industrial controls, telecommunications, computer and medical industries.

To learn more about the products and services offered by Kimball International, Inc., visit the Company's web site located on the Internet at www.kimball.com.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                   By:  Robert F. Schneider
                                        ROBERT F. SCHNEIDER
                                        Executive Vice President,
                                        Chief Financial Officer,
                                        Assistant Treasurer

Date: November 3, 1999